Exhibit 99.1

Epizyme Provides Business Update and Reports Fourth Quarter and Full Year 2020 Financial Results

Total Revenue of $8.4 Million for 4Q 2020; $15.8 Million for FY 2020

TAZVERIK® Net Revenues of $4.5 Million for 4Q 2020; $11.5 Million for FY 2020

Safety Run-In Portion of Confirmatory Trials of TAZVERIK® in ES and FL and Phase 2

Castration-Resistant Prostate Cancer Fully Enrolled; Initial Safety & Activity Data Expected in 2021

Strong Balance Sheet with Approximately $374 Million in Cash and Marketable Securities at Year-End 2020

Conference Call Today, February 23 at 8:00 a.m. ET

CAMBRIDGE, Mass., Feb. 23, 2021 – Epizyme (Nasdaq: EPZM), a fully integrated, commercial-stage biopharmaceutical company developing and delivering novel epigenetic therapies, today provided business and portfolio updates and reported fourth quarter and full year 2020 financial results.

“Epizyme cemented its position as a leader in epigenetics in 2020, with back-to-back accelerated approvals for TAZVERIK, the first and only FDA-approved EZH2 inhibitor. Following the approvals, we quickly reached epithelioid sarcoma and follicular lymphoma patients in need, adapting our physician and patient outreach efforts to meet the unique challenges presented by the evolving COVID-19 pandemic,” said Robert Bazemore, President and Chief Executive Officer of Epizyme. “While the resurgence of COVID-19 cases in the fourth quarter extended many of these challenges, the adoption of TAZVERIK in both ES and FL continued to expand, with net revenue increasing 31% in the fourth quarter from the third quarter. Importantly, our sales and medical affairs teams continue to make progress reaching and educating physicians, reflected in the more than 50% increase in new accounts prescribing TAZVERIK during the fourth quarter. In addition to launch execution, we are encouraged by our clinical progress throughout 2020, during which we achieved all trial milestones on or ahead of schedule. Armed with sufficient capital to support our planned commercial and clinical execution, we believe Epizyme is well-positioned for success in 2021 and beyond.”

Recent Progress

•

Commercial Execution: TAZVERIK generated net product revenue in Epithelioid Sarcoma (ES) and Follicular Lymphoma (FL) of $4.5 million in the fourth quarter and $11.5 million for the full year 2020. Epizyme reported a month-over-month increase in new prescriptions for TAZVERIK throughout the fourth quarter, despite the resurgence of COVID-19 cases that continued to negatively impact ES and FL patient visits to physicians, new patient starts across all lines of treatment as well as the ability of our field-based teams to fully access ES and FL prescribers. New accounts prescribing increased 50%, compared to the third quarter, including broader adoption among community practices.

•

NCCN Clinical Practice Guidelines Update Supports TAZVERIK: In February 2021, the NCCN Clinical Practice Guidelines in Oncology were amended to recommend TAZVERIK for relapsed/refractory FL patients with no satisfactory treatment options and whose EZH2 status is unknown. This revised recommendation reinforces the lack of requirement for EZH2 testing in the decision to prescribe TAZVERIK, consistent with the current TAZVERIK label and Epizyme’s physician education efforts.

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ES and FL Confirmatory Trials: The safety run-in portions of both the ES and FL confirmatory trials with TAZVERIK are both fully enrolled and the efficacy expansion portions of both trials remain on track for initiation in early 2021. The ES confirmatory trial is evaluating TAZVERIK in combination with doxorubicin compared with doxorubicin plus placebo as a front-line treatment for ES. The FL confirmatory trial is evaluating TAZVERIK in combination with “R2” (Revlimid® plus Rituxan®) compared with R2 plus placebo in the second-line treatment setting in patients with FL.

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Tazemetostat Program Expansion: Progress around the clinical development of tazemetostat to investigate therapeutic potential in earlier lines of therapy for FL and opportunities in new solid tumor indications, including prostate cancer, continues. Patient enrollment also continues in several collaborative studies, including the Lymphoma Study Association (LYSA) trial in front-line Diffuse Large B-cell Lymphoma (DLBCL) and FL, and in investigator sponsored trials.

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Presented Four Posters from the FL Development Program at the 62nd American Society of Hematology (ASH) Annual Meeting & Exposition, including: tazemetostat versus PI3-Kinases in patients with relapsed/refractory follicular lymphoma, tazemetostat or placebo plus lenalidomide and rituximab in patients with relapsed/refractory follicular lymphoma, single-agent tazemetostat as third-line therapy in patients with relapsed or refractory follicular lymphoma to identify predictors of response and tazemetostat in combination with rituximab for the treatment of relapsed or refractory follicular lymphoma.

•

Leadership Update: In February 2021, Dr. Shefali Agarwal was promoted to Executive Vice President and Chief Medical and Development Officer of Epizyme. This move expands Dr. Agarwal’s breadth of leadership in all stages of development and in the regulatory advancement of tazemetostat and Epizyme’s early clinical-stage and emerging research-stage compounds.

Fourth Quarter and Full Year 2020 Financial Results

•	Cash Position: Cash, cash equivalents and marketable securities were $373.6 million as of December 31, 2020, as compared to $381.1 million as of December 31, 2019.

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Revenue: Total revenue for the fourth quarter of 2020 was $8.4 million, compared to $4.3 million for the fourth quarter of 2019. Total revenue for the full year ended December 31, 2020 was $15.8 million, comprised of $11.5 million in net sales of TAZVERIK in the U.S. and $4.3 million in collaboration revenue, of which $3.9 million relates to deferred revenue that was recognized as a result of termination of a collaboration agreement with Celgene. This is compared to total revenue of $23.8 million for the full year ended December 31, 2019, all of which was collaboration revenue.

•

Operating Expenses: Total GAAP operating expenses were $70.5 million for the fourth quarter of 2020 and $241.2 million for the full year ended December 31, 2020, compared to $61.8 million for the fourth quarter of 2019 and $200.9 million for the full year ended December 31, 2019. Total non-GAAP adjusted operating expenses were $62.8 million for the fourth quarter of 2020 and $209.6 million for the full year ended December 31, 2020, compared to $55.2 million for the fourth quarter of 2019 and $162.2 million for the full year ended December 31, 2019.

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Cost of product revenue: GAAP cost of product revenue was $1.8 million for the fourth quarter of 2020 and $5.1 million for the full year ended December 31, 2020, which reflects the costs of TAZVERIK units sold, amortization of intangible assets and third-party royalties on net product revenue. Non-GAAP adjusted cost of product revenue was $0.8 million for the fourth quarter of 2020 and $2.1 million for the full year ended December 31, 2020.

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R&D expenses: GAAP R&D expenses were $33.7 million for the fourth quarter of 2020 and $110.9 million for the full year ended December 31, 2020, compared to $38.3 million for the fourth quarter of 2019 and $132.6 million for the full year ended December 31, 2019. Non-GAAP adjusted R&D expenses were $31.5 million for the fourth quarter of 2020 and $101.3 million for the full year ended December 31, 2020, compared to $35.8 million for the fourth quarter of 2019 and $105.8 million for the full year ended December 31, 2019.

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SG&A expenses: GAAP SG&A expenses were $35.0 million for the fourth quarter of 2020 and $125.2 million for the full year ended December 31, 2020, compared to $23.5 million for the fourth quarter of 2019 and $68.3 million for the full year ended December 31, 2019. Non-GAAP adjusted SG&A expenses were $30.5 million for the fourth quarter of 2020 and $106.2 million for the full year ended December 31, 2020, compared to $19.4 million for the fourth quarter of 2019 and $56.4 million for the full year ended December 31, 2019.

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Net Loss (GAAP): Net loss attributable to common stockholders was $66.2 million, or $0.65 per share, for the fourth quarter of 2020 and $231.7 million, or $2.29 per share, for the full year ended December 31, 2020, compared to $56.4 million, or $0.59 per share, for the fourth quarter of 2019 and $173.2 million, or $1.93 per share, for the full year ended December 31, 2019.

2021 Financial Guidance

•

Based on its current operating plans, Epizyme expects its current cash runway to extend into 2023. Additionally, the Company expects its non-GAAP adjusted operating expenses for 2021 to be between $235 and $255 million.

•	A reconciliation of non-GAAP adjusted financial measures directly comparable to GAAP financial measures is presented in the table attached to this press release.

Conference Call Information Epizyme will host a conference call today, February 23, at 8:00 a.m. ET. To participate in the conference call, please dial (877) 844-6886 (domestic) or (970) 315-0315 (international) and refer to conference ID 3719819. A webcast, as well as supplemental slides to support the webcast, will be available in the investor section of the Company’s website at www.epizyme.com, and will be archived for 60 days following the call.

About Non-GAAP Financial Measures

In addition to financial information prepared in accordance with the U.S. generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: total non-GAAP adjusted operating expenses on a historical and projected basis, non-GAAP adjusted R&D expenses on a historical basis and non-GAAP adjusted SG&A expenses on a historical basis. Epizyme derives these non-GAAP financial measures by excluding certain expenses and other items from the respective GAAP financial measure, that is most directly comparable to each non-GAAP financial measure. Specifically, the non-GAAP financial measures exclude stock-based compensation expense, depreciation and amortization of intangibles and milestone payments related to TAZVERIK that are payable under the company’s collaboration agreement with Eisai Pharmaceuticals. The company’s management believes that these non-GAAP financial measures are useful to both management and investors in analyzing its ongoing business and operating performance. Management does not intend the presentation of these non-GAAP financial measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP, but as a complement to provide greater transparency. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. A quantitative reconciliation of projected non-GAAP adjusted operating expenses to total operating expenses is not available without unreasonable effort primarily due to the company’s inability to predict with reasonable certainty the amount of future stock-based compensation expense.

About TAZVERIK

TAZVERIK is a methyltransferase inhibitor indicated for the treatment of:

•	Adults and pediatric patients aged 16 years and older with metastatic or locally advanced epithelioid sarcoma not eligible for complete resection.

•

Adult patients with relapsed or refractory follicular lymphoma whose tumors are positive for an EZH2 mutation as detected by an FDA-approved test and who have received at least two prior systemic therapies.

•	Adult patients with relapsed or refractory follicular lymphoma who have no satisfactory alternative treatment options.

These indications are approved under accelerated approval based on overall response rate and duration of response. Continued approval for these indications may be contingent upon verification and description of clinical benefit in confirmatory trials.

The most common (≥20%) adverse reactions in patients with epithelioid sarcoma are pain, fatigue, nausea, decreased appetite, vomiting and constipation. The most common (≥20%) adverse reactions in patients with follicular lymphoma are fatigue, upper respiratory tract infection, musculoskeletal pain, nausea and abdominal pain.

View the U.S. Full Prescribing Information here: Epizyme.com

About Epizyme, Inc.

Epizyme, Inc. is a fully integrated, commercial-stage biopharmaceutical company committed to its mission of rewriting treatment for cancer and other serious diseases through novel epigenetic medicines. In addition to an active research and discovery pipeline, Epizyme has one U.S. FDA approved product, TAZVERIK® (tazemetostat), for the treatment of adults and pediatric patients aged 16 years and older with metastatic or locally advanced epithelioid sarcoma (ES) who are not eligible for complete resection; adult patients with relapsed or refractory follicular lymphoma

(FL) whose tumors are positive for an EZH2 mutation as detected by an FDA-approved test and who have received at least two prior systemic therapies; and adult patients with relapsed or refractory follicular lymphoma who have no satisfactory alternative treatment options. These indications are approved under accelerated approval based on overall response rate and duration of response. Continued approval for these indications may be contingent upon verification and description of clinical benefit in confirmatory trials. The Company is also exploring the treatment potential of tazemetostat in investigational clinical trials in other solid tumors and hematological malignancies, as a monotherapy and combination therapy in both relapsed and front-line disease settings. By focusing on the genetic drivers of disease, Epizyme seeks to match medicines with the patients who need them. For more information, visit www.epizyme.com.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Epizyme, Inc. and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether commercial sales of TAZVERIK for epithelioid sarcoma and follicular lymphoma in the approved indications will be successful; whether tazemetostat will receive marketing approval for epithelioid sarcoma or follicular lymphoma in other jurisdictions, full approval in the United States or approval in any other indication; whether results from preclinical studies or earlier clinical studies will be predictive of the results of future trials, such as the ongoing confirmatory trials; whether results from clinical studies will warrant meetings with regulatory authorities, submissions for regulatory approval or review by governmental authorities under the accelerated approval process; whether the company will receive regulatory approvals, including accelerated approval, to conduct trials or to market products; the impact of the COVID-19 pandemic on the company’s business, results of operations and financial condition; whether the company’s cash resources will be sufficient to fund the company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial success of tazemetostat; and other factors discussed in the “Risk Factors” section of the company’s most recent Form 10-K or Form 10-Q filed with the SEC and in the company’s other filings from time to time with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof and should not be relied upon as representing the company’s views as of any date subsequent to the date hereof. The company anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so.

TAZVERIK® is a registered trademark of Epizyme, Inc.

Contacts

Media:

Erin Graves, Epizyme, Inc.

Media@epizyme.com

(617) 500-0615

Investors:

Bill Slattery, Jr., W2O Group

wslattery@w2ogroup.com

EPIZYME, INC

CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(Amounts in thousands)

	December 31,	December 31,
	2020	2019
Consolidated Balance Sheet Data:
Cash and cash equivalents	$168,215	$139,482
Marketable securities	205,391	241,605
Intangible, net	47,002	—
Total assets	473,573	424,589
Total current liabilities	43,400	34,386
Deferred revenue	—	3,806
Related party long-term debt, net of debt discount	215,670	23,309
Related party liability related to sale of future royalties	14,176	12,793
Total stockholders’ equity	184,897	331,137

EPIZYME, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2020	2019	2020	2019
Revenues
Product revenue, net	$4,506	$—	$11,469	$—
Collaboration revenue	3,869	4,294	4,293	23,800

Total revenue	8,375	4,294	15,762	23,800

Operating expenses
Cost of product revenue	1,823	—	5,067	—
Research and development	33,680	38,257	110,933	132,639
Selling, general and administrative	35,017	23,530	125,178	68,303

Total operating expenses	70,520	61,787	241,178	200,942

Operating loss	(62,145)	(57,493)	(225,416)	(177,142)
Other income, net:
Interest (expense) income, net	(3,505)	1,320	(4,682)	7,110
Other expense, net	6	21	(99)	(13)
Related party non-cash interest expense related to sale of future royalties	(475)	(192)	(1,383)	(192)

Other (expense) income, net:	(3,974)	1,149	(6,164)	6,905

Loss before income taxes	(66,119)	(56,344)	(231,580)	(170,237)
Income provision	(114)	(58)	(114)	(58)

Net loss	$(66,233)	$(56,402)	$(231,694)	$(170,295)

Reconciliation of net loss to net loss attributable to common stockholders
Net loss	$(66,233)	$(56,402)	$(231,694)	$(170,295)
Accretion of convertible preferred stock	—	—	—	(2,940)

Net loss attributable to common stockholders	$(66,233)	$(56,402)	$(231,694)	$(173,235)

Net loss per share attributable to common stockholders - basic and diluted	$(0.65)	$(0.59)	$(2.29)	$(1.93)
Weighted-average common shares outstanding used in net loss per share attributable to common stockholders - basic and diluted	101,596	95,074	100,960	89,891

EPIZYME, INC.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (UNAUDITED)

(Amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2020	2019	2020	2019
Reconciliation of GAAP to Non-GAAP Cost of Product Revenue
GAAP Cost of Product Revenue	$1,823	$—	$5,067	$—
Less: Depreciation and Amortization	(1,038)	—	(2,998)	—

Non-GAAP Adjusted Cost of Product Revenue	$785	$—	$2,069	$—

Reconciliation of GAAP to Non-GAAP Research and Development
GAAP Research and Development	$33,680	$38,257	$110,933	$132,639
Less: Stock-Based Compensation Expenses	(2,049)	(2,294)	(9,093)	(6,195)
Less: Depreciation and Amortization	(148)	(146)	(557)	(609)
Less: Eisai R&D Milestone Expense	—	—	—	(20,000)

Non-GAAP Adjusted Research and Development	$31,483	$35,817	$101,283	$105,835

Reconciliation of GAAP to Non-GAAP Selling, General and Administrative:
GAAP Selling, General and Administrative	$35,017	$23,530	$125,178	$68,303
Less: Stock-Based Compensation Expenses	(4,372)	(4,106)	(18,516)	(11,721)
Less: Depreciation and Amortization	(124)	(68)	(429)	(231)

Non-GAAP Adjusted Selling, General and Administrative	$30,521	$19,356	$106,233	$56,351

Reconciliation of GAAP to Non-GAAP Operating Expenses
GAAP Operating Expenses	$70,520	$61,787	$241,178	$200,942
Less: Stock-Based Compensation Expenses	(6,421)	(6,400)	(27,609)	(17,916)
Less: Depreciation and Amortization	(1,310)	(214)	(3,984)	(840)
Less: Eisai R&D Milestone Expense	—	—	—	(20,000)

Non-GAAP Adjusted Operating Expenses	$62,789	$55,173	$209,585	$162,186